Exhibit 99.1

For Further Information Contact
Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

Rollins, Inc. to Acquire Australian Based Statewide Pest Management

ATLANTA, April 15, 2014 – Rollins, Inc. (NYSE: ROL), a premier global consumer and commercial services company, today announced that it has signed a definitive purchase agreement to acquire the assets and operations of Statewide Pest Management (“Statewide”) headquartered in Shepparton, Australia.

Statewide was established in 1994 and provides a variety of residential and commercial pest control services. The company primarily services the state of Victoria, including metropolitan Melbourne, and reaches up into New South Wales.

Tom Luczynski, Group Vice President of Global Development and International Franchising stated, “We are pleased to announce our plans to acquire this fine company. It will provide us with a next step in building out our network of international pest control services. The management and employees of Statewide like us place a high value on customer centered services. We look forward to welcoming them to our family of brands.” The closing is expected to occur by the end of April.

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Western Pest Services, Orkin Canada, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control, Trutech LLC., and Rollins Australia the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com, www.allpest.com.au, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The above release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the expectation of closing the acquisition of Statewide by the end of April; providing the Company with a next step in building out our network of international pest control services; and the expected successful nature of the Statewide transaction. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company's pest and termite process reforms and pest control selling and treatment methods; the Company's ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental and tax regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.